UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 5, 2013

Move, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26659	95-4438337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Almaden Boulevard, Suite 800
San Jose, California 95113

 (Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (408) 558-7100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

On August 5, 2013, Move, Inc. (the “Company”) issued a press release announcing its intention to offer, subject to market and other conditions, up to $85 million aggregate principal amount of Convertible Senior Notes due 2018 (plus up to an additional $15 million principal amount at the option of the initial purchasers) in a private placement to eligible purchasers in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).  A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated by reference into this Item 7.01.

The above does not and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or foreign jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

The Company is party to a revolving line of credit agreement with a major financial institution, providing for borrowings of up to $20.0 million, available until August 31, 2013. There is an unused commitment fee of 0.2% on any unused portion of the line of credit, payable quarterly.

On August 5, 2013, the Company obtained a waiver with respect to the credit agreement to permit the entry into the purchase agreement in connection with this offering, and the concurrent repurchase of up to $25 million of the Company’s common stock. The Company intends to terminate the credit agreement immediately prior to the closing of this offering.  There are no amounts outstanding under the credit agreement and the Company does not expect to incur any material early termination penalties as a result of its termination.

The information in this Item 7.01 on Form 8-K and in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act.

Item 9.01      Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated August 5, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOVE, INC.

Date: August 5, 2013
	By:	/s/ James S. Caulfield
	Name:	James S. Caulfield
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated August 5, 2013